Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Western New England Bancorp, Inc. (successor to Westfield Financial, Inc.) of our reports dated March 11, 2016 relating to our audits of the consolidated financial statements and internal control over financial reporting of Westfield Financial, Inc. and subsidiaries, which reports appear in the Annual Report on Form 10-K, as amended, of Westfield Financial, Inc. for the year ended December 31, 2015.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

October 26, 2016